Exhibit 1

STOCK PURCHASE AGREEMENT

BETWEEN

MARCIA PONG YOKE SEEN, AS BUYER,

AND

Siow Kim Lian, AS SELLER.

DATED

September 7, 2026

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 7, 2026, by and between: Marcia Pong Yoke Seen, an individual Person with Malaysia passport number of [redacted] (“Buyer”); and Siow Kim Lian, an individual Person with Singapore passport number of [redacted] (“Seller”).

RECITALS

WHEREAS, Seller is the registered and beneficial owner of 1,248,574 ordinary shares, par value of US$0.001 per share of JBDI Holdings Limited (the “Seller Shares”), an exempted company incorporated under the laws of the Cayman Islands (NASDAQ: JBDI, the “Company”), representing 13.12% of the total issued and outstanding share capital of the Company; and

WHEREAS, Buyer desires to purchase and acquire from the Seller, and the Seller desires to sell and transfer to Buyer, the Seller Shares.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1, unless otherwise defined herein:

“Affiliate” means, with respect to any Person (i) a director, officer, stockholder or member of that Person, (ii) a spouse, parent, sibling or descendant of that Person (or spouse, parent, sibling or descendant of any director or officer of that Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that Person.

“Breach” a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Consent” any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means the purchase of the Seller Shares by Buyer and the other transactions contemplated by this Agreement.

“Contract” any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Encumbrance” any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Governmental Authorization” any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is a key employee or is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Change” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the financial condition or results of operations of Seller taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change:

(a) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which Seller participates, the United States economy as a whole or the capital markets in general or the markets in which Seller operates; (iii) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Body; (iv) performance of compliance with the terms of, or the taking of any action required by, this Agreement; or (v) national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America;

(b) any existing event, occurrence or circumstance with respect to which Buyer has Knowledge as of the date hereof; and

(c) any adverse change in or effect on the business of Seller that is cured before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 12.1 hereof.

“Order” any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Representative” with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Tax” any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Threatened” a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Transfer Agent” means VStock Transfer, LLC, the transfer agent and registrar for the ordinary shares of the Company.

2. SALE AND TRANSFER OF SELLER SHARES; CLOSING

2.1 Seller Shares

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in the Seller Shares, free and clear of all Encumbrances, except for the restrictions under the applicable securities laws.

2.2 Purchase Consideration

The aggregate purchase price (the “Purchase Price”) for the Seller Shares shall be US$1,370,000.00, to be paid to Seller at Closing.

2.3 Closing

The purchase and sale (the “Closing”) provided for in this Agreement will take place at such place and on such date as agreed upon by the parties, or on such other date as Buyer and Seller shall mutually agree (the “Closing Date”). The Closing may also be consummated electronically or by other means satisfactory to Buyer, Seller and their respective counsel.

2.4 Closing Obligations

At or before the Closing:

(a)	Seller shall deliver an executed transfer instrument in respect of the Seller Shares to Buyer; and

(b)	Buyer shall pay the Purchase Price by wire transfer of immediately available funds in US$ to the bank account designated by Seller.

3. [Reserved]

4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

4.1 Authority; No Conflict

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other documents required to be delivered hereunder and to perform her obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller may be subject.

(c) Seller is not or will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.2 Due Issuance; Title to Seller Shares

(a) The Seller Shares will, as of the Closing Date, be free and clear of any and all restrictions on transfer or liens, other than restrictions under the applicable securities laws. The Seller Shares have been issued in compliance with applicable laws and upon the transfer thereof to Buyer under this Agreement.

(b) Seller is the holder of record and beneficial owner of the Seller Shares, Seller has the sole voting power and the sole power of disposition and sole power to agree to all matters set forth in this Agreement with respect to the Seller Shares, with no limitations, qualifications or restrictions on such rights and powers, and Seller will not grant such rights and powers to any other person prior to the Closing. Except for this Agreement, there are no agreements or understandings between Seller and any other person with respect to the acquisition, disposition or voting of or any other matters pertaining to the Seller Shares. Upon Closing, good and marketable title to the Seller Shares held by Seller will be sold, assigned, conveyed, transferred and delivered to Buyer, free and clear of any and all restrictions on transfer or liens, other than restrictions under the applicable securities laws.

4.3 Legal Proceedings; Orders

There is no pending Proceeding that has been commenced by or against Seller or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

4.4 Disclosure

No representation or warranty of Seller in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

5.1 Authority; No Conflict

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform his obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to any Legal Requirement or Order to which Buyer may be subject or bound.

(c) No consent, permit, approval, Order or authorization of or by, registration, declaration or filing with, or notification to any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and consummation by Buyer of the transactions contemplated hereby, except for any filings required under the applicable securities laws.

5.2 Investment Representations

(a) Buyer is acquiring the Seller Shares for Buyer’s own account, for investment and not for distribution or resale to others.

(b) Buyer consents to the placement of a legend on any certificate or other document evidencing the Seller Shares substantially in the form below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF JBDI Holdings Limited (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C)(2) OR (D) (OR IF REQUIRED BY THE CORPORATION, OR ITS TRANSFER AGENT, CLAUSE (B)) ABOVE, THE HOLDER HAS PROVIDED TO THE CORPORATION A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE SALE OF SUCH SECURITIES IS NOT REQUIRED TO BE REGISTERED UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

(c) Buyer is not acquiring the Seller Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

(d) Buyer has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

(e) Buyer has consulted, to the extent that he has deemed necessary, with his tax, legal, accounting and financial advisors concerning his investment in the Seller Shares.

(f) Buyer understands the various risks of an investment in the Seller Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing his entire investment in the Seller Shares.

(g) Buyer has had access to the Company’s publicly filed reports with the SEC and has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Company that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Seller Shares.

(h) Buyer has been afforded the opportunity to ask questions of and receive answers concerning Buyer and the terms and conditions of the issuance of the Seller Shares.

(i) Buyer is not relying on any representations and warranties concerning the Company made by Seller or any officer, employee or agent of Seller, other than those contained in this Agreement.

(j) Buyer will not sell or otherwise transfer the Seller Shares unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

(k) Buyer understands and acknowledges that the Seller Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

(l) No funds utilized by the Buyer to perform (or cause to be performed) his payment obligation under this Agreement is or will be sourced or transferred, directly or indirectly, in violation of any applicable law, including any applicable anti-money laundering, anti-bribery, anti-corruption, counter-terrorist financing or sanctions laws.

6 .. COVENANTS

6.1 Seller Covenants

Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

6.2 Seller and Buyer Covenants

Within one (1) year following the date hereof, neither the Buyer nor the Seller shall, directly or indirectly, procure or cause the Company to replace the Transfer Agent unless such replacement is required by applicable laws or by reason of the Transfer Agent’s inability to perform its duties

7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Seller Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 Accuracy of Representations

All of Seller’s representations and warranties in this Agreement (considered collectively), and each of those representations and warranties (considered individually)(without giving effect to any qualification contained therein as to materiality, including the phrases “material”, “in all material respects” and “Material Adverse Change”), must have been accurate in all respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2 Seller’s Performance

All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all respects.

7.3 Additional Documents

Each of documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions must have been delivered to Buyer.

7.4 No Proceedings

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with the Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.5 No Claim Regarding Stock Ownership or Sale Proceeds

There must not have been made or Threatened by any Person any claim asserting that such Person is entitled to all or any portion of the Purchase Price payable for the Seller Shares, or entitled to the title to or interests in the Seller Shares.

7.6 No Prohibition

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or adopted.

8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Seller Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1 Accuracy of Representations

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 Buyer’s Performance

All the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

8.3 No Injunction

There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Seller Shares by Seller to Buyer.

8.4 Additional Documents

Each of documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any of Buyer’s representations and warranties, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions must have been delivered to Buyer.

9. TERMINATION

9.1 Termination Events

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with his obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

(ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with his obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer and Seller;

(d) either by Buyer or by Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with his/her obligations under this Agreement) on or before August 30, 2026 or such other date as the parties may agree upon.

9.2 Effect of Termination

(a)Each party’s right of termination under Section 9.1 is in addition to any other rights he/she may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

(b) If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.1 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10．[Reserved]

11. GENERAL PROVISIONS.

11.1 Survival; Right to Indemnification Not Affected By Knowledge

All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing, provided however, that no party hereto may bring any claim alleging or based on the breach of any representation or warranty unless the party alleging breach gives the party alleged to have breached a representation or warranty written notice in accordance with the provisions of Section 11.3 below within a period of time after the Closing Date equal to the maximum applicable statute of limitations for the underlying claim to which such indemnification obligation relates to. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. The Seller shall indemnify, defend and hold harmless the Buyer from and against, any and all losses sustained or incurred by the Buyer resulting from any breach of a representation or warranty made by the Seller in this Agreement. The Buyer shall indemnify, defend and hold harmless the Seller from and against, any and all losses sustained or incurred by the Seller resulting from any breach of a representation or warranty made by the Buyer in this Agreement.

11.2 Expenses

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear his/her respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay his/her own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.3 Notices

All notices, amendments, waivers, or other communications under this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent electronically, sent by nationally-recognized overnight or second day delivery courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the address for a party to be provided in writing separately.

11.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all the parties hereto.

11.7 Assignments, Successors, and no Third-Party Rights. Neither party may assign any of his/her rights and/or obligations under this Agreement without the prior consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

11.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.9 Interpretative Matters, Construction. Unless the context otherwise requires,

(a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (c) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation), (d) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (e) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules, Schedules Updates and Exhibits hereto) (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Body, Persons succeeding to the relevant functions of such Person and (g) whenever this Agreement refers to a number of days, such number shall refer to calendar days.

Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, each party has been represented by legal counsel with respect to, and has had substantial input in, the drafting of this Agreement, and no rule of strict construction shall be applied against any party.

11.10 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even if under the State of New York’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE RELATED DOCUMENTS OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATED DOCUMENTS, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH HIS/HER RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES HIS/HER JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR HIMSELF/HERSELF AND HIS/HER PROPERTY, TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY IN THE STATE OF NEW YORK, AND, EFFECTIVE AS OF THE CLOSING, TO THE JURISDICTION OF ANY OTHER COURT IN ANY OTHER JURISDICTION IN WHICH AN ACTION IS BROUGHT AGAINST A PARTY TO THIS AGREEMENT BY A THIRD PARTY ASSERTING A CLAIM AGAINST WHICH THE DEFENDANT IS ENTITLED UNDER THIS AGREEMENT TO BE INDEMNIFIED, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE OR FEDERAL COURT. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT SUCH PARTY MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY IN THE STATE OF NEW YORK OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE PRECEDING PARAGRAPH. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

11.11 Counterparts; Facsimile and Electronic Signatures

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures to this Agreement shall be acceptable and binding.

11.12 Representation by Counsel

Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

11.13 Remedies.

Without prejudice to any other rights or remedies that a Party may have under this Agreement, each Party acknowledges and agrees that the damages alone would not be an adequate remedy for any breach of the terms of this Agreement. Accordingly, any Party shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

By:	/s/ MARCIA PONG YOKE SEEN
Name:	MARCIA PONG YOKE SEEN

SELLER:

By:	/s/ SIOW KIM LIAN
Name:	SIOW KIM LIAN